Exhibit 99.2

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

MEMRY CORPORATION

Moderator: James Binch

November 10, 2004

10:00 am CT

Operator:	Mr. Binch you may begin your conference.

James Binch:	Thank you very much and good morning to you all. Welcome to Memry’s first quarter fiscal 2005 earnings conference call and the discussion of our acquisition of Putnam Corporation. I am Jim Binch, President and Chief Executive Officer. And I’m joined today by Bob Belcher, our Chief Financial Officer.

Before we begin I need to inform you that this mornings discussions contain forward looking statements which involve known and unknown risks, uncertainties or other factors not under the companies control, which may cause actual results, performance or achievements of the company to be materially different from the results performance or other expectations implied by these forward looking statements. These factors include but are not limited to those details in the company’s periodic filings with the Securities and Exchange Commission.

I want to request that those of you who would like to ask question at the conclusion of my prepared remarks this morning. Ask no more than two consecutive questions at a time to enable as many as would like to address questions to us.

For any reporters who may be on this call we ask that you refrain from addressing questions to us during the call. However following the call both

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Bob Belcher and I will be available at our main number, which is area code (203) 739-1100, to answer follow up questions.

Now I turn to my prepared remarks this morning. Revenues for the three month ended September 30 grows 12% to $9.11 million from $8.16 million last year. While we report net earnings of $703,000 compared to $497,000 the previous year.

On a per share basis the current quarter was equal to 3 cents per share compared to 2 cents a year ago. Pre tax income was $1.15 million compared to $815,000 last year — a 41% improvement.

Revenues during the quarter eased slightly from the very strong Spring quarter but were substantially better than the same period a year ago. Tubular stint volumes increased modestly offsetting a year over year decline in wire based stint components.

Similar to the Spring quarter we experienced gains in our shipments of several commercial products compared to the depressed levels of a year ago. And we continue to witness growth in our micro component specialty guide wire products, an area we see as having a very promising outlook for the year ahead.

Once again we were pleased that our manufacturing operations posted healthy yields in all of our product lines. Offsetting pricing pressures affected our super elastic tubing shipments, allowing us to post a consolidated gross margin percentage of 38% for the quarter — a very modest decrease from the comparable quarter a year ago.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

During the period we shifted a significant portion of our engineering resources to operations and manufacturing support for the expressed purpose of continuing our drive to increase process efficiencies and quality enhancements. This shift in expenditure contributed to the modest decline in gross margins while simultaneously reducing expenditure on research and development. As a result our operating income as a percent of revenue during the quarter increased to12.3% from 10.1% a year ago.

I would like to now to turn now to an overview of our acquisition completed and announced yesterday of Putnam Plastic Corporation of Dayville, Connecticut in the Northeast corner of Connecticut.

As we noted in the release and our previous announcement in July when we signed the letter of intent Putnam Plastics is an outstandingly well recognized company providing custom engineered multi-layer, multi-lumen co-extruded polymer tubing to the medical device industry. Our decision to pursue such an acquisition was predicated on a number of important developments both within the medical industry at large and within Memry.

On the former there is no question that next generation devices will be smaller, more intriguing, utilizing a combination of materials, and be guided to or introduced into ever-smaller body passages. At the same time the larger medical device companies are seeking to reduce the total number of suppliers with whom they choose to work, with the remaining suppliers therefore having to possess a greater threat of capability.

Internally we have been developing stronger skill sets and fabricating very small devices, requiring exacting tolerances, and have developed enhanced capabilities to produce specialty guide wire systems utilized to deliver the very devices we fabricate.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Putnam produces a wide variety of specialty catheters, sheaths to which the devices are loaded for delivery into the body, and provides specialty polymer coatings for a wide variety of guide wires and other medical components.

The joining of our two organizations permits a seamless provision of critical catheter based components to the medical device companies, many of which are customers to both organizations with each being a technology leader in their respective businesses and presenting themselves as engineered solution providers.

A corollary to Memry overall will be the diversification of its revenue stream both as to customers and applications. Jim Dandeneau, Putnam’s founder and leader, will remain at Putnam — President of Putnam along with the entire team that has built this fine company.

From a financial perspective we expect, as noted yesterday, that Putnam will be modestly accretive in the short term and increasingly more accretive in the quarters and years ahead. Combined, our two organizations have significant growth opportunities ahead which neither firm would have been able to fully address had we each remained independent of one another.

We are truly excited not only for the positive financial impact this acquisition will have for our shareholders but also with the enhanced prospects for growth for both organizations we believe our joining will provide.

We will now take your questions. And I will remind you once again that we would ask that each questioner to ask only two consecutive questions in order to give others a turn. Operator we’ll now turn the call over for the question and answer session.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Operator:	At this time I would like to inform everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster.

Q:	Bob I believe both my questions will be directed towards you. I was wondering in the press release there was comment about an investment made in this quarter by the company, I believe within the SG and A line, for the benefit of future revenue. Could you quantify its amount? And if you excluded this investment would operating margins possibly have been flat sequentially from Q4’ 04?

Robert Belcher:	Well we’re talking generally about investments in our sales and marketing organization. Normally I don’t think of it that way. Are you referring to that or to Biomer? Biomer appears as an investment though. It would not affect our P and L.

Q:	No I was talking about I believe the marketing investment.

Robert Belcher:	Right. Even before working with Jim and his team over the last year we’ve been investing in people and programs. One of the things we’ve learned over the last couple of years is that there was a lot more opportunity than we had previously been aware of. So we’re looking at new applications and new industries, new people. And around the world a lot of the recent effort is going into the international sales and working relationships with other companies. I would not attempt to actually quantify specifically other than say it’s an investment for the future.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	Also Bob do you have the allocation of the $26 million in terms of purchase price for Putnam in terms of allocation and tangibles — goodwill?

Robert Belcher:	We do not. We will be doing that over the next 70 days. Obviously for an acquisition of this nature there will be a considerable addition to goodwill. But we haven’t firmed it up yet.

Q:	Just a follow on that I was wondering will Dean take over the management of their two facilities as well?

James Binch:	No. Dean’s responsibilities as Chief Operating Officer for the company are focused on the operational side of the world. Dean and Jim Dandeneau and I are going to be working jointly in helping Putnam make fairly substantial extensions to its process capabilities and its manufacturing infrastructure support systems.

I expect that over the coming months in fact that Dean will be spending a significant portion of his time at Putnam with Jim Dandeneau figuring out how to enhance their production capacities.

Q:	Okay. Thank you gentlemen.

Q:	Jim the quarter we just reported here was down slightly in sales — in earnings from last quarter. Was that expected or did stuff just kind of drop off a little bit?

James Binch:	We now have the benefit of some history. Understanding what happens to customer demand patterns on a seasonal basis. Typically we have seen a

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

strong March, April, May, June time period in terms of demand pull from customers. It softens up in the summer months and then usually picks again around October. So we saw some softening during this period. It was not unexpected from our perspective.

The other thing to note however that in the Q4 we had a one time special event on a tax credit in the amount of little over $300,000 that flowed through that gave a lift to the Q4 fiscal 2004 earnings that would have to considered an extraordinary item.

Q:	Okay. Another question on this acquisition here I guess about 18 — and I’m not looking at the statements here — but it seems like I remember about $18 million or so was cash. And I know you guys have got about $8 million or so. I’m sure you’re not going through all of that. So…

Robert Belcher:	We financed the acquisition through a combination of cash in our balance sheet. We expanded our line with Webster Bank, our senior lender, and expanded our senior debt facility. We also borrowed $7 million from two f Connecticut based sub debt lenders — Brookside Pecks Capital Partners in Greenwich and Ironbridge Mezzanine Fund of Avon. And we issued Mr. Dandeneau 2.86 million shares of Memry common stock. He also took a deferred payment. So it was a combination of items which will leave us with a very healthy balance sheet going forward.

Q:	So I assume there that the cash outlay there may have been like couple $3 million and…

Robert Belcher:	The cash outlay is in the announcement. There was $17 million in cash at closing, 2.86 million shares of Memry stock and $2.5 million in deferred payments, which are paid out equally over the next 3 years.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	The debt of the company will rise as a result of this?

Robert Belcher:	There will be approximately $4.4 million of term debt, $7 million of subordinated debt, and a revolver line available that we will not be utilizing at closing.

Q:	What — you got any ideas here for the rest of the year? Would you anticipate — let’s say without the Putnam — would you anticipate that the sales here would be better this year than last year that ended in June?

James Binch:	We’re staying with the guidance we’d given previously, which was that we expect fiscal 2005 to be a growth year on the top line and a growth year on the bottom line. We’re on course with that.

We actually have a variety of new programs in their infancy, prototypes, new applications, and new devices. Some of these projects move at the speed of light some of move at the speed of glaciers. It’s hard to predict which is going to be the glacier and which is going to be the speed of light. But nonetheless we currently have the single largest activity volume in new programs that we’ve seen in my 12 or 13 years associated with this business.

Clearly Putnam also has plenty of opportunity for new business and new customer acquisition. One of the things we’re going to diligently manage together is to not create false expectations about instant doubling of capabilities and capacities. What we want to do is when we commit to work with a client is we want to be able to continue to honor what we’ve said we would do.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	The money that was borrowed for the Putnam etc. by the end of the year — by the end of this year do you think Putnam’s contribution taking the debt and expense now with that acquisition do you think that they’re contribution will be anything in excess of debt expense here?

Robert Belcher:	That is our expectation yes. That’s what we believe that the transaction will be modestly accretive in the near term and will get better as we go along. They’re a very fine company.

Q:	How old is Jim?

Robert Belcher:	Which Jim?

Q:	The new Jim. The Putnam Jim.

James Binch:	The new Jim is 46.

Q:	46, so he ought to have some fire power there.

James Binch:	Oh he’s got a lot of fire power. Lot’s of fire power.

Q:	Okay. Well thank you gentlemen. And…

Q:	Hey hi guys. First time on the phone to you fellows so bear with me. Your wire based products in the quarter…

James Binch:	Yes.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	Those grew at what sort of rate and how much did they account for sales in terms of products?

James Binch:	During this recent quarter they were flat compared to the previous quarter — down slightly. They currently account for maybe 8%, 9% of revenues.

Q:	Okay.

James Binch:	They are not today a huge portion of the total. By far the largest portion of our component revenues that are defined as stent products are in fact tubular based stents.

Q:	Is that growing?

James Binch:	That is growing.

Q:	And when you mentioned from depressed levels a year ago the numbers don’t seem very big if last year was depressed.

James Binch:	I was referring specifically to some of the commercial product applications we provide. We make high pressure sealing components for use in the automotive industry. We also make components that shrink with heat being applied to them for wiring harnesses used in the commercial aerospace business. A year ago those sectors were relatively depressed. And now those have grown…

Q:	Right.

James Binch:	But I wasn’t referring to the aggregate.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	Okay. Your total stents is how much of sales? That not clear in your 10K.

James Binch:	We actually never really report those numbers. We provide semi-finished materials, which are used by our customers to fabricate the stents themselves. In other instances we actually fabricate the completed stent components. And we track the volume of our super elastic tubing shipments.

But we don’t disaggregate that down to its components. I think it would be fair to say in the aggregate that stent applications for either the materials and/or the components that we provide are in the neighborhood of 35% to 40% of our total revenue stream.

Q:	Okay. I think you mentioned 90% are medical related in the 10K

James Binch:	Yes. 90% to 92%.

Q:	Right. And also on Putnam, will operating margins increase in subsequent quarters when you include that? I realize you have interest expense below that. But is Putnam as profitable as you are?

James Binch:	Bob, go ahead.

Robert Belcher:	Being a privately held company Putnam has historically kept its statements differently than we will.

But I think we will find that they have gross margins comparable to or perhaps even better than ours.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	Yeah, I take it you paid enterprise to sales greater than one to buy them.

Robert Belcher:	That would be correct.

Q:	Yeah, but less than two, is that fair?

Robert Belcher:	That would probably be correct.

Q:	Yeah, I assume you don’t want to tell us what the sales are?

Robert Belcher:	Well we’ve given a range. And we hope over time that the two companies, will grow faster with us. And we will grow.

Q:	Yeah, I encourage you to note in the next quarter what the incremental from the purchase basis inclusion of the acquisition is. It will distort your growth rate year-over-year in sales.

Robert Belcher:	Yes.

Q:	Right? I mean, you’re going to add in something that’s probably $4 million, $5 million in sales. So 8, 9 base, that will show you very high growth. But it’s acquired growth.

Robert Belcher:	Definitely some acquired growth here. That was the plan.

Q:	As opposed to organic which is what people want to know.

Robert Belcher:	No, you want to know both, because one of the reasons that we’re doing this is because they are able to grow themselves.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	Yeah.

James Binch:	And there’s was also an important element of consideration in the acquisition, that is customer applications that require the combination of the capabilities of our two organizations which neither organization heretofore has been able to deliver as a solution.

We expect over time we’re going to see an increasing amount of what I would refer to as a combined based capability. So there will be really three parts, organic, combined and individual contributions.

Q:	So-called-it’s really an (auto six) story though isn’t it?

Robert Belcher:	Most of that part would be.

Q:	Yeah.

Robert Belcher:	But we’ll get on it as fast as we can.

Q:	Right. And lastly is there any seasonality where you start off low in absolute earnings per share and it builds up during the year? I didn’t quite look at what your ramp was last year.

Robert Belcher:	I personally am not aware of much in the way of seasonality.

Q:	Okay, because of the nature of the business.

Q:	Hi. Good morning.

James Binch:	Good morning, Larry.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	It’s in reference to the acquisition for 26 million. I’m particularly interested in - with the stock, the 2.8 million shares that you’re giving up.

Is that free trading restricted?

James Binch:	Those shares are restricted.

Q:	Okay. And what is the time period in reference to that.

Robert Belcher:	Eighteen months.

Q:	I see.

Robert Belcher:	There are some additional restrictions beyond that.

Q:	Okay. So then after 18 months you would have an option to sell depending upon of course volume restrictions and others.

Robert Belcher:	There are some volume restrictions as far as the public market. They’re 144 restrictions.

But generally there are restrictions on the initial 18 months. Mr. Dandeneau, being currently Memry’s largest shareholder, is now very committed to helping grow above this.

Q:	Okay. Also the transition costs, the expenses involved in that.

Do you see additional stuff coming along with that?

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Robert Belcher:	Well, there will be in the next several months some additional legal and accounting costs.

As you know, Memry has to file pro forma, financial statements. We have to do an audit of Putnam statements, which we will be undertake shortly. So there will be some additional transaction costs. The majority of them have already been incurred.

Q:	Okay. And then lastly, it’s hard to imagine another acquisition.

But what are your goals as far as more growth? I mean, are you looking to do another acquisition every other year, once a year, or don’t have anything in mind at this point?

James Binch:	That’s a good question and I think it’s appropriate considering what we’ve just done here.

Our growth model is predicated upon our position as an applied materials technology firm focused on providing solutions to the next generation of medical devices.

In that context we are going to invest and take a minority position in certain situations. In others we will form strategic alliances. In certain instances we may do acquisitions.

In the next 12 months we are going to be very focused on a highly successful integration and success story in this first step with Putnam Plastics.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

We’ve also announced a minority investment in a joint development program with Biomer Technology Limited in the U.K. We have a variety of other endeavors underway that will complement our organic growth.

We aren’t setting for ourselves anything as specific as one acquisition a year, or one acquisition every year and a half. We are pacing ourselves to maintain a strong balance sheet, strong working capital positions and successful integration of any operations that we either jointly develop and/or require before we commit ourselves to further forward expenditures.

We want to keep this company as a highly sound financial enterprise with a clear focus on what’s ahead.

In that context, yes, of course, we’ll be looking at acquisitions. But we’re not going to be guided by a metric that says one every year or every two years.

Q:	Hi. Jim and Bob it looks like you have a lot of new initiatives with - can you make some comments on what you feel are some of your most promising?

Jim Binch:	I would say the ones that certainly come up very high on the radar screen at the moment are opportunities that we are pursuing in the specialty guide wire arena. There are some very interesting developments going on a global scale having to do with guide wires and guide wire components.

The landscape is shifting rather radically and quickly. The combination of both Putnam’s capabilities and Memry’s development efforts which we have spoken very little about in the last couple of years have positioned us we think to capture a very exciting portion of the business that’s beginning to roll forward that will combine the capabilities of both organizations.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

And will result in our having capabilities within both Putnam and Memry that we previously did not have. So there’s a net plus on that.

We think the micro component and special guide wire area offers significant opportunities for growth for us.

Other areas that are looking particularly promising are devices for the cranial system, referred to as neurological devices, neurological products that require the skill sets of both organizations.

Now that the technology is permitting access to these previously inaccessible areas there’s a significant amount of development taking place in that regard.

One area that looks very promising is neurological repair. We have a number of programs involved in those areas.

I would say those two along with the advent of what we believe will be some exciting opportunities associated with the evolution of coating technologies on Nitinol substrates and a variety of medical devices hence our move with Biomer.

We’re quite encouraged with what we see at the moment. We think that could be very exciting.

Q:	Hey gentlemen, just two more quick ones.

Jim, can you talk a little bit more about the benefits, if they haven’t already started, or possible future benefits from the Assured Automation deal that the company consummated in the last quarter?

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

James Binch:	Yes, sure. That was one of the pieces of intellectual property of a product in the commercial industrial marketplace that the company developed. The market had a high regard for the product.

But we were not positioned to sell that product and market that product to the user community predominantly made up of the specialty chemical, food and food processing industries.

We worked out an agreement in which they would have exclusivity for the North American market and could also go abroad to actively promote it. One of the things contained in those agreements are minimum numbers they would use each year in order to maintain their exclusivity.

At this juncture the levels of commitment that company has made are appreciably higher than we were selling on our own. In any event we would not expect them to be meaningful compared with the combined companies of Memry and Putnam on a financial scale.

Q:	Okay, Jim, either you or Bob on this last one here.

I was just wondering in regards to the 200, not 200, 2.5 million in deferred payments that is going to be paid in the deal, has that got any earn-outs on it? Or is it just a straight payout, he gets it over the time no matter what?

Robert Belcher:	This is Bob. That is a straight payout, three anniversaries, no earn-outs, just a deferred payment.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	When you guys look out over the next two years and you talk about some of these joint ventures that you’re involved in, what is going to be the, I guess, the best benefit of those, and how do you think you’re going to, when you’re in these joint ventures, what is the ultimate outcome, or what is the ultimate objective of yours?

James Binch:	I think its fair to say that we are perceived by our customers, if not the best in the world, certainly one of the handful of companies in the world who are expert in the application of Nitinol or shape memory technology applied to medical devices.

There is some awareness that we have capabilities other than Nitinol. Putnam Plastics is clearly recognized by their customer universe as a company that is truly expert in the field of these multi lumen, multi layer, very tight tolerance Polymer catheter shafts and systems like that.

And in order to design and develop a device and a system to address new procedures, we need to use multiple skill sets, multiple materials and clearly next generation technology.

We are repositioning our company over the next two years from being a Nitinol company to an applied technology company with a variety of technology solution sets that customers need to develop their devices.

Whether it’s from an acquisition or whether it’s an alliance or whether it’s a joint undertaking, we want customers to recognize that Memry is the company to go to for the best available technology to design, develop and make new devices from having been once been solely a Nitinol based device company.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

We expect to increase the revenue streams for the company. We also expect that to be translated into bottom line earnings for shareholder value creation.

We also want to clearly distinguish Memry from those companies engaged in the medical device OEM supply business that are focused into high volume, low cost products that move fabrication and component assembly businesses all over the world simply to drive down cost structures. We want to be on the technology side.

Q:	So am I supposed to assume that at some point your revenue model will turn somewhat to royalty revenue basis?

James Binch:	Not necessarily.

I won’t exclude it by any means. It certainly could include royalty streams. If you look at the coating technology area for possible drug loading or not drug loading there are customers who will want us to provide the product or the component in the coated finish form.

There are other customers who are noted for signing a license and doing it themselves.

It will be determined on a customer-by-customer basis. We would expect a blend of both traditional manufacturing source revenues as well as the potential for licensed revenues.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Q:	Okay. It just seems to me that you would want to go the licensing route more so than anything else because then your operating leverage would continue to go higher.

James Binch:	It depends on the particular applications. In some instances we could provide much greater value by doing the total program.

In other instances it makes more sense to leverage by licensing.

Q:	Okay. Good. Thanks.

Operator:	At this time there are no further questions.

Gentlemen, are there any closing remarks?

James Binch:	Thank you very much.

We don’t have any concluding remarks except we appreciate your interest in following us. Our next conference will be for the quarter ending December 31st.

Prior to that, our annual general meeting for those of you who are shareholders will be held here in Bethel, Connecticut, on December the 8th. We would welcome any and all to attend the meeting.

Certainly the Putnam personnel will be present. You’ll have an opportunity to meet the Putnam senior team as well as us and see our facilities.

Short of that, the next call will be for the December quarter which will be in February of 2005.

Thank you very much for being with us this morning, and wish you well.

MEMRY CORPORATION

Moderator: James Binch

11-10-04/10:00 am CT

Confirmation #1994813

Thank you.

Operator:	This concludes today’s Memry Q-1 Earnings and Putnam Plastics Acquisition conference all.

Thank you for your participation.

You may now disconnect.

END